Exhibit 99.1

Contacts:	Will Roberts Senior Director, Corporate Communications Phone (610) 321-6288 Robert Doody Manager, Corporate Communications Phone (610) 321-6290

VIROPHARMA PROVIDES UPDATE ON VANCOCIN®

EXTON, Pa., January 8, 2008 — ViroPharma Incorporated (Nasdaq: VPHM) today provided the following update on its petition to the U.S. Food and Drug Administration (FDA) regarding Vancocin® (vancomycin hydrochloride capsules).

As part of the company’s continuing efforts to assure the safety of patients afflicted with Clostridium difficile infection, ViroPharma yesterday presented its views on the in vitro dissolution bioequivalence method proposed by OGD, as well as important related health and safety information, to officials in the FDA’s Office of Pharmaceutical Sciences (OPS), Office of Generic Drugs (OGD) and FDA legal counsel. ViroPharma appreciates the FDA’s time and attention to this matter.

Consistent with the eventual availability of the slides presented by ViroPharma at the meeting in the FDA Docket for ViroPharma’s petition on this matter, ViroPharma has posted these slides to its corporate website (http://www.viropharma.com/OGDpetition/).

Additionally, the company notes that the FDA’s website docket at times experiences a delay in making Citizens Petition and supplement submissions available for public review through the internet. In the interest of transparency, ViroPharma also has posted to its website the following supplement submissions previously filed by ViroPharma, but which are not yet available on the FDA’s website:

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December 2007 Docket submission by ViroPharma detailing how ViroPharma believes the OGD’s actions regarding Vancocin are illustrative of larger systemic problems at the OGD, and amending the company’s petition to request that the FDA take appropriate additional corrective actions;

•	August 2007 Docket submission by ViroPharma providing comments on the FDA’s Draft Guidance for Industry on Bioequivalence Recommendations for Specific Products; and

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May 2007 Docket submission by ViroPharma discussing the bioequivalence issue in more detail and clarifying the types of testing ViroPharma believes are required to demonstrate bioequivalence and to provide an adequate basis for determining whether a BCS-based biowaiver to establish bioequivalence for Vancocin results in an acceptable level of risk to patients and public health.

ViroPharma remains committed to assuring the safety of patients suffering from C. difficile infection and continues to oppose vigorously any bioequivalence approach considered for use in approving generic formulations of Vancocin that does not require rigorous scientific methods developed through public process to demonstrate bioequivalence. The company is committed to ensuring safety and efficacy of the drug consistent with good medicine, science, and the law.

C. difficile is a bacterium, which under certain circumstances, typically after antibiotic therapy, can colonize the lower gastrointestinal tract where it may produce toxins which cause inflammation of the colon and diarrhea. Without proper treatment, the associated complications of the disease can be deadly. Advanced age, gastrointestinal surgery/manipulation, long length of stay in healthcare settings, a serious underlying illness and compromised immunity are conditions associated with increased risk of disease. According to the U.S. Centers for Disease Control and Prevention (CDC), there are an estimated 400,000 to 500,000 CA-CDAD and HA-CDAD cases annually based on 2004 data.

About the OPS

The OPS, an office within the FDA’s Center for Drug Evaluation and Research (CDER), oversees the activities of chemistry, manufacturing and controls review in the Center. The stated mission of OPS is to ensure that high quality, safe and effective, new and generic drugs are available to the public by applying sound scientific and regulatory standards. The OPS oversees the activities of several FDA offices, including the OGD.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development of products that address serious diseases treated by physician specialists and in hospital settings. Vancocin® is approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/Vancocin_pi_2007.htm). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties, including the Company’s plans to continue to oppose vigorously any bioequivalence approach considered for use in approving generic formulations of Vancocin that does not require rigorous scientific methods to demonstrate safety and efficacy consistent with good medicine and science. There can be no assurance that the FDA will agree with the positions stated in ViroPharma’s Vancocin related submissions or that ViroPharma’s efforts to oppose the OGD’s March 2006 recommendation to determine bioequivalence to Vancocin through in vitro dissolution testing will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either ViroPharma’s citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the recommendation set forth by the OGD in March 2006, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the quarter that ended September 30, 2007 and prior periodic reports filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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